Exhibit 2


                   AGREEMENT FOR THE PURCHASE OF COMMON STOCK



     AGREEMENT, made as of this __day of June, 2004, by and between John R. Rice
(Rice) and Joseph Ingrassia (Ingrassia) with offices at 515 Madison Avenue, 21st floor, New York, New York 10022 (hereafter collectively the "Sellers"); Rich Holdings Group, Inc. a Nevada Corporation with offices at 515 Madison Avenue, 21st floor, New York, New York 10022 ("Rich") and shareholders of China South Valve, Manufacturing Company, a Republic of China Corporation, (Buyers) c/o___________________


     WHEREAS Sellers own in the aggregate 2,190,000 restricted shares of common stock of Rich, (the "Shares")(constituting approximately 96.9%) out of a total of 2,260,000 shares issued and outstanding.


     WHEREAS Sellers wish to sell to Buyers and Buyers wish to purchase from Sellers 1,890,000 of the Shares constituting approximately 83.6% of the issued and outstanding shares of Rich as set forth in Schedule A hereto and


     WHEREAS Buyers and Sellers have heretofore entered into a Letter of Intent for the purchase of the Shares pursuant to which Letter of Intent Buyers have paid the sum of $10,000 to Sellers':


     NOW THEREFORE, In consideration of the mutual promises covenants and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:


                                    ARTICLE I
                               SALE OF SECURITIES

     1.01 Sale of Shares. Subject to the terms and conditions of this Agreement, the Sellers agree to sell and Buyers agree to purchase, 1,890,000 Shares of Rich common stock (1,210,000 shares from Rice and 680,000 shares from Ingrassia, for a total Purchase Price of $150,000.00 (the "Purchase Price").

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     1.02 Payment. Sellers acknowledge payment of an initial deposit of $10,000 towards the Purchase Price. The remaining balance of the Purchase Price of $140,000 will be paid to the escrow account of Sellers' attorney, Steven L. Siskind to be held pending closing and transfer of the Shares to Buyers.

     1.03 Sellers shall deliver their Rich Shares to Steven L. Siskind as Escrow Agent which shares shall be dully endorsed for transfer with signature medallion guaranteed. Escrow Agent shall hold the Shares pending receipt of the balance of the Purchase Price and upon receipt thereof shall cause the Shares to be delivered to Rich's transfer agent for distribution among the various Buyer's as provided in Schedule A hereto. Upon transmittal of the Shares to the respective Buyer's, Escrow Agent shall remit the Purchase Price to Sellers.

     1.04 Buyers acknowledge and agrees that the $10,000 deposit heretofore made is non-refundable.

     1.05. Rich's Shares are being sold to Buyers in reliance upon Buyers representations that upon Buyers' assuming control of Rich by virtue of the purchase of the Shares pursuant to this Agreement, Buyers will cause the sale of not less than 100% of the stock of China South, to Rich in transaction pursuant to which China South will become a wholly owned subsidiary of Rich.

         1.06 As promptly as possible following the closing of the purchase of the Shares hereunder, Buyers will execute a stock purchase agreement between Rich and the controlling shareholders of China South pursuant to which China South will become a wholly owned subsidiary of Rich.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                                Of Sellers & Rich

     The Sellers and Rich, individually, jointly and severally, represent and warrant to Buyers as following:

     2.01 Organization and Standing. Rich is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is qualified to do business as a foreign corporation in every jurisdiction in which

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such qualification is required, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.


     2.02 Capitalization. As of the date hereof, and as of the Closing Date, the entire authorized capital stock of Rich consists of 20,000,000 shares of common stock, par value $.001 per share, of which 2,260,000 shares are issued and outstanding. All of the issued and outstanding shares of Rich common stock have been duly authorized and are validly issued, fully paid, and nonassessable and have been issued free of preemptive rights of any security holder. Except as provided by this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Rich to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Rich.

     2.03 Authorization of Transaction. The Shareholders and Rich have full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Rich, enforceable in accordance with its terms and conditions. Rich need not give any notice to, make any filings with, or obtain any authorization, consent, or approval of any government or governmental agency, in order to consummate the transactions contemplated by this Agreement, other than
(i) filings that may be required or permitted under states securities law, the Act and/or the Exchange Act resulting from the issuance of the Rich Shares.

     2.04 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Rich is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Rich is a party or by which it is bound or to which any of its assets is subject.

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     2.04 Material Agreements. Rich is not a party to or bound by any:

     (i)  employment, advisory or consulting contract;
     (ii) plan providing for employee benefits of any nature;
    (iii) lease with respect to any property or equipment;
     (iv) contract, agreement, understanding or commitment for any future expenditure in excess of $1,000 in the aggregate;
      (v) contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, firm or organization;
     (vi) agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of the Agreement.

     2.05 Taxes. Rich has filed all federal, state and local income or other tax returns and reports that it is required to file with all governmental agencies, wherever situate, and has paid all taxes as shown on such returns. All of such returns are true and complete.

     2.06 Absence of Liabilities. As of the Closing date, Rich will have no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes, except for the costs, including legal and accounting fees and other expenses, in connection with this transaction for which Rich agrees to be responsible, and to pay in full at or prior to the Closing.

     2.07 No Pending Actions. There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Rich, or against any of Rich's officers or directors and arising out of their operation of Rich. Rich has been in compliance with, and has not received notice of violation of any law, ordinance or regulation of any kind whatever, including, but not limited to, the Act, the Securities Exchange Act of 1934, as amended, (the "Exchange Act") the rules and regulations of the SEC, or the securities laws and regulations of any state. Rich is not an "investment company" as such term is defined by the Investment Company Act of 1940, as amended.

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


     2.08 Corporate Records. All of Rich's books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all respects since its date of incorporation.

     2.09 Filings with the SEC; Financial Statements. Rich has made all filings with the SEC that it has been required to make under the Act and the Exchange Act (such reports, together with Rich's Registration Statement on Form 10-SB, as amended from time to time, are hereinafter collectively referred to as the "Public Reports"). Each of the Public Reports has complied with the Act and the Exchange Act, as the case may be, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Rich's Form 10-SB, at the time it became effective under the Exchange Act, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the notes thereto) included in the Public Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Rich as of such dates and the results of operations of Rich for such periods; provided, however, that the financial statements for all interim periods are subject to normal year-end adjustments and lack footnotes and other presentation items.

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


                                   ARTICLE III

                                SELLERS WARRANTS


     3.01 Simultaneously with closing Buyer shall cause Rich to issue and deliver to Seller (in proportion to their respective shareholdings) Warrants to purchase at par value per share such sufficient number of shares of Rich common stock so that if fully exercised by Sellers, they will own in the aggregate 5% of the issued and outstanding share of Rich. The Warrants shall expire two (2) years after closing and shall contain antidilution provisions for such period.


     3.02 The provisions of this Article shall survive Closing and shall be binding upon and inure to the benefit of Buyers and Sellers and their respective successors and assigns.

                                   ARTICLE IV

                                    Notices

     4.01 All notices and other communications given or made pursuant hereto shall be sent by personal delivery, certified mail, return-receipt requested or by reputable overnight courier next day delivery, and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or upon receipt if delivered by certified mail or overnight courier to the parties at the addresses set forth in the preamble to this Agreement (or at such other address for a party as shall be specified by like changes of address)

                                    ARTICLE V

                            Miscellaneous Provisions

5.01 This Agreement is the entire agreement between the parties in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may this Agreement be modified except in writing and executed by all of the parties hereto. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

                                   ARTICLE VI

                                     Closing

     6.01 The Closing of the transactions contemplated by this Agreement ("Closing") shall take place at on or before July 15, 2004 or such other date as the parties hereto shall agree upon. At the Closing, all of the documents and items referred to herein shall be exchanged.

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                                   ARTICLE VII

                                  Governing Law

     7.01 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and the parties herein consent to jurisdiction in the appropriate State or Federal Court in New York City, New York State.

                                  ARTICLE VIII

                                  Counterparts

     8.01 This Agreement may be executed in duplicate facsimile counterparts, each of which shall be deemed an original and together shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year above first written.

SELLERS


--------------------------
  John R. Rice, III




---------------------
 Joseph F. Ingrassia


---------------------                                ------------------------
Buyer                                                         Buyer



---------------------                                ------------------------
Buyer                                                         Buyer

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


                                   SCHEDULE A
                                   ----------

                                     Buyers



NAME                                                          NO. OF RICH SHARES
----                                                           BEING PURCHASED
                                                               ---------------


South Investment Group Co., Ltd                                   937,712
Chen Shu Hui                                                      227,600
Chen Bai Xun                                                      145,664
Liu Xiang Yu                                                      145,664
Chen Jian Feng                                                     91,040
Li Qi Song                                                         36,416
Zheng Yi Cun                                                       36,416
Zheng Jian Li                                                      36,416
Zhu Jia Li                                                         36,416
Huang Man Xi                                                       36,416
Chen Kong Bin                                                      36,416
Xue Da Xia                                                         36,416
Ye Sheng Yong                                                      18,208


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